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                                                                    EXHIBIT 11.1

                              SMARTIRE SYSTEMS INC.
                          COMPUTATION OF LOSS PER SHARE

The Company's financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP"). A reconciliation of financial statement amounts from Canadian GAAP to United States GAAP has been provided in the consolidated financial statements.



                                            Year Ended          Year Ended
                                         July 31, 1999       July 31, 1998
                                         -------------       -------------
($000's except per share data)
Net loss in accordance with
United States GAAP                           (17,089)        $     (7,099)
                                        ============         ============

Weighted average number
of common shares                          10,192,024            5,815,970
                                        ============         ============


Basic loss per share in accordance
with United States GAAP                 $      (1.68)        $      (1.22)
                                        ============         ============


The stock options and warrants outstanding are anti-dilutive. Accordingly, diluted loss per share does not differ from basic loss per share for the years presented herein.